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                                                                    EXHIBIT 4.14

                          CERTIFICATE OF AMENDMENT OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               WAVE SYSTEMS CORP.

     Wave Systems Corp. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1.    The name of the corporation is Wave Systems Corp.

     2. The Restated Certificate of Incorporation of the corporation is hereby amended by amending Article FOURTH, paragraph 1 thereof so that said paragraph shall be and read as follows:

     "FOURTH: (1) The total number of shares of stock which the Corporation shall have authority to issue is Sixty-Five Million (65,000,000) shares divided into the following classes:

     (a) Fifty Million (50,000,000) shares of Class A Common Stock with a par value of one cent ($0.01) per share;

     (b) Thirteen Million (13,000,000) shares of Class B Common Stock with a par value of one cent ($0.01) per share; and

     (c) Two Million (2,000,000) shares of Preferred Stock with a par value of one cent ($0.01) per share."

     3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have made and signed this certificate this 17th day of July, 1997.

                                                        /s/ PETER J. SPRAGUE
                                                       -------------------------
                                                       Name: Peter J. Sprague
                                                       Title: Chief Executive

          Attest:
          /s/ GAIL TITUS
        ----------------------
        Gail Titus
        Secretary